Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form 10-12G of my audit report dated April 17, 2017 relative to the financial statements of Superb Acquisition, Inc. as of March 31, 2017 and the related statements of operations, stockholder equity and cash flows for the year then ended. We also consent to the reference to the firm under the caption "Experts" in such Registration Statement (Form 10-12G).

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

April 17, 2017